EXHIBIT 1.

                                                                   PRESS RELEASE


      MEDICAL INDUSTRIES OF AMERICA SIGNS LETTER OF INTENT TO MERGE
          WITH $100 MILLION PHYSICIAN ANCILLARY SERVICES COMPANY

BOYNTON BEACH, FL - (BUSINESSWIRE) - APRIL 21, 1998 - Medical Industries of America, Inc. (NASDAQ: MIOA) announced today that it entered into a formal Letter of Intent to merge with Atlanta-based Physician Health Corporation (PHC), a privately-held, fully-integrated, physician ancillary services company which partners with over 170 physicians, manages networks composed of over 4000 physicians in PHC's key markets, and operates medical ancillary companies in partnership with physicians. The terms and conditions of the merger provided for Medical Industries to issue sufficient common shares to PHC to give it an approximately 70% controlling interest in the combined corporate entity. PHC's Chief Executive Officer Sara C. Garvin will be appointed CEO of the Company and Tom M. Rodgers, Chief Financial Officer of PHC, will be appointed as CFO. Medical Industries' Chairman and Chief Executive Officer Michael F. Morrell and President and Chief Operating Officer Paul Pershes will remain on the Company's Board of Directors and will maintain executive roles within the Company. The Company will likely pursue a listing on the Nasdaq National Market System following the merger. The definitive agreement for the merger is expected to be signed in May 1998, and is subject to the approval of Medical Industries' shareholders, as well as the shareholders of PHC.

Mr. Morrell stated, "Today marks an important turning point in the history of Medical Industries of America. Through this strategic merger with Physician Health Corporation, Medical Industries will gain immediate access to PHC's physician base and network affiliations, significantly increase utilization of our diversified medical ancillary services, access new geographic markets and enjoy enhanced growth opportunities. With revenue projections anticipated to exceed $100 million in 1998 without factoring in additional revenue contribution from Medical Industries, Physician Health Corporation has the necessary foundation on which to grow its ancillary services."

Ms. Garvin added, "This merger represents another step in our expansion program of medical ancillary services -- a program which the Medical Industries' management team will join with PHC to fully implement the development of these ancillaries."

Physician Health Corporation, with its physician partners located primarily in Orlando, Florida; Cincinnati, Ohio, Arlington, Texas; Atlanta, Georgia and St. Louis, Missouri, owns and manages a bone marrow transplant center, out-patient surgery centers, oncology and cardio-vascular centers, a sleep lab, and is in the process of developing other ancillaries including birthing centers. The Company intends to continue growing its medical services business through strategic partnerships with physicians as well as with physician ancillary service groups.

Medical Industries of America operates medical ancillary services businesses, multi-specialty medical group practices, and is rapidly expanding in the areas of physician practice management and in the delivery of diversified medical technologies, products and services. The Company also provides diagnostic and therapeutic healthcare services to the surgical and medical community through its mobile cardiac catheterization services to hospitals and physician practices primarily in the State of Florida, as well as air ambulance services, pain rehabilitation and sleep centers, and comprehensive pharmaceutical and high tech infusion services.
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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995: THE STATEMENTS WHICH ARE NOT HISTORICAL FACTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES INCLUDING BUT NOT LIMITED TO RISK ASSOCIATED WITH THE UNCERTAINTY OF FUTURE FINANCIAL RESULTS, ADDITIONAL FINANCING REQUIREMENTS, DEVELOPMENT OF NEW PRODUCTS, REGULATORY APPROVAL PROCESSES, THE IMPACT OF COMPETITIVE PRODUCTS OR PRICING, TECHNOLOGICAL CHANGES, THE EFFECT OF ECONOMIC CONDITIONS AND OTHER UNCERTAINTIES DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                 FOR FURTHER INFORMATION, PLEASE CONTACT

      Linda Moore, Medical Industries of America, Inc., 561-737-2227 Dodi Zirkle, Continental Capital & Equity Corporation, 407-682-2001